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                                                                    EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


      We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123275 on Form S-3 of our report dated March 7, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), relating to the financial statements and financial statement schedule of Alaska Communications Systems Group, Inc., appearing in the Annual Report on Form 10-K of Alaska Communications Systems Group, Inc. for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Portland, Oregon
March 21, 2005


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